Exhibit 99.3

SPAR Group Announces Closing of South Africa Joint Venture Sale

May 2, 2024

Completion of Sale to Minority Shareholder ~$10M Simplifies Operating Structure

AUBURN HILLS, Mich., May 02, 2024 (GLOBE NEWSWIRE) – SPAR Group, Inc. (NASDAQ: SGRP) (“SPAR,” “SPAR Group,” or the “Company”), a provider of merchandising, marketing, and distribution services, announces the closing of the sale of its majority share in South Africa’s Meridian Group to the minority shareholder Lindicom for approximately $10 million USD.

“The closing of the South Africa sale is a critical step toward the completion of an initiative to create long-term value for shareholders by simplifying SPAR Group's operating structure and bringing in cash for further growth. Specifically, it uses our brand equity and capital on a strategy to maximize opportunities in the market and return on investment,” said Mike Matacunas, SPAR Group CEO.

As part of the agreement, Meridian Group has also entered into software as a service (SAAS) agreement with SPAR Group to continue the use of SPAR’s technology.

About SPAR Group, Inc.

SPAR Group is an innovative services company offering comprehensive merchandising, marketing and distribution solutions to retailers and brands. We provide the resources and analytics that improve brand experiences and transform retail spaces. We offer a unique combination of scale and flexibility with a passion for client results that separates us from the competition. For more information, please visit the SPAR Group’s website at http://www.sparinc.com.

Media Contact:	Investor Relations Contact:
Ronald Margulis	Sandy Martin
RAM Communications	Three Part Advisors
908-272-3930	214-616-2207
ron@rampr.com	smartin@threepa.com

Source: SPAR Group, Inc.